CREDIT SUISSE FIRST BOSTON

Eleven Madison Avenue

New York, New York 10010

June 6, 2003

Oracle Corporation

500 Oracle Parkway

Redwood Shores, CA 94065

Attention:	Safra Catz
Executive Vice President

Oracle Corporation

364-Day Revolving Credit Facility

Side Letter re: Utilization Fee

Ladies and Gentlemen:

Reference is made to that certain commitment letter (the “Commitment Letter”) dated the date hereof between Credit Suisse First Boston (“CSFB”) and Oracle Corporation, (the “Company”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Commitment Letter.

Annex I to the Term Sheet attached as Exhibit A of the Commitment Letter provides that a utilization fee on the drawn portion of the commitments in respect of the Facility shall be payable quarterly in arrears and based on the Ratings Grid. Notwithstanding such provision of Annex I to the Term Sheet, the parties hereto agree that such utilization fee shall only be payable on the drawn portion of the commitments in respect of the Facility during any period or periods during which more than 50% of the aggregate amount of the commitments in respect of the Facility have been drawn.

Except as specifically set forth above, the remaining terms and provisions of the Commitment Letter and Term Sheet (including Annex I thereto) shall remain in full force and effect and are hereby ratified and confirmed.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

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We appreciate the opportunity to assist you in this very important transaction.

Very truly yours,

CREDIT SUISSE FIRST BOSTON

By:	/s/ CHRISTOPHER G. CUNNINGHAM
Name: Christopher G. Cunningham Title: Managing Director

By:	/s/ RICHARD B. CAREY
Name: Richard B. Carey Title: Managing Director

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST WRITTEN ABOVE,

ORACLE CORPORATION

By:	/s/ SAFRA A. CATZ
Name: Safra A. Catz Title: Executive Vice President

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